Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact

Jim Trainor

Vice President

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John Springer

Vice President

Investor Relations

630.468.4797

SIRVA to File 2004 Form 10-K by mid-November

CHICAGO, Oct. 31, 2005 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, has announced that the filing of its 2004 Form 10-K, previously targeted for October 31, will be delayed until mid-November.

While the Company also confirms its annual operating results as previously reported in the Company’s Form 8-K filed on September 21, the additional time will allow it to complete all necessary financial disclosures and finalize the audit process.  As part of the Company’s final steps, it will seek amendments to its credit agreements that will allow for 60-day extensions of the filing dates for its Forms 10-Q for the first, second and third quarters of 2005 and its Form 10-K for 2005.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers.  The company operates in more than 40 countries with approximately 6,000 employees and an extensive network of agents and other service providers.  SIRVA’s

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well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting us will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business-Investment Considerations” and other risks described in our 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and other reports we submit to the Securities and Exchange Commission from time to time.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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